September 16, 1997





Board of Directors
Speedway Motorsports, Inc.
5401 East Independence Boulevard
Charlotte, North Carolina 28218

Dear Sirs:

         We are acting as counsel to Speedway Motorsports, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (No. 333-35091) on Form S-4 (as amended through the date hereof, the "Registration Statement"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

         The Registration Statement covers the proposed offer to exchange (the "Exchange Offer") by the Company of its $125,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2003 (the "Exchange Notes") for any and all of its $125,000,000 aggregate principal amount of 8 1/2 Senior Subordinated Notes due 2007 currently outstanding (the "Old Notes").

         In our representation of the Company, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended to date, all actions of the Company's Board of Directors recorded in the Company's minute book, the form of Old Note, the form of Exchange Note, the Indenture dated as of August 4, 1997 between the Company and First Trust National Association, as trustee, under which the Old Notes were issued and the Exchange Notes will be issued, a certificate of good standing from the State of Delaware, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

         Based upon the foregoing, we are of the following opinion:

         When (a) the Indenture, under which the Exchange Notes will be issued, has been qualified under the Trust Indenture Act of 1939, as amended, (b) the Exchange Notes have been executed by the Company and (c) the Exchange Notes have been delivered in exchange for the Old Notes in the manner stated in the Registration Statement and the Indenture, the Exchange Notes will be validly issued and binding obligations of the Company,



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Board of Directors
Speedway Motorsports, Inc.
September 16, 1997
Page 2


except as may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforcebility under certain circumstances, as contrary to public policy, under law or court decisions of provisions providing for the indemnification of or contribution to a party.

         The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Act.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,



                                   PARKER, POE, ADAMS & BERNSTEIN, L.L.P.





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